EXHIBIT 6.2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into and effective as of July 18, 2022, by and between RxMM HEALTH LIMITED (“RXMM”), an Australian corporation (collectively the “Purchasers”) and GALEXXY HOLDINGS, INC. a Nevada corporation (collectively the “SELLERS”).

I. RECITALS

1.1 This Agreement is entered into with reference to and in contemplation of the following facts, circumstances and representations:

A. PURCHASERS desire to purchase all of the outstanding shares (Twenty Million; 20,000,000 shares) of Galexxy Corporation. (“GC”), a Nevada corporation, currently held by SELLERS for Fifty million (50,000,000) shares of Galexxy Holdings, Inc. (collectively “SHARES”), currently held by PURCHASERS.

B. The SHARES represent 100% of the Twenty million (20,000,000) of the shares issued and outstanding of GC, that are currently held by Galexxy Holdings, Inc. Through this purchase and sale of GC, GC will cease to be a wholly owned subsidiary of Galexxy Holdings, Inc., and become a subsidiary of RxMM. GC has issued a license in perpetuity to SELLERS for the Territory of North America. Also, any and all of the production facilities and manufacturing equipment have previously been transferred to WellBeing Farms, LLC.

II. TERMS AND CONDITIONS OF SHARE PURCHASE

2.1 Share Purchase: The SELLERS agree to sell to PURCHASERS a total of 20,000,000 of the GC Shares (“GC Shares”) and which shall be payable as specified herein, in exchange for 50,000,000 shares of Galexxy Holdings, Inc., that are currently held by RxMM.

2.2 Issuance of Restricted Shares: The SELLERS further represent and warrant to PURCHASERS that all of the GC Shares were issued, fully paid and non- assessable to SELLERS.

2.3 Delivery of Shares: Upon execution of this Agreement, RxMM shall deliver to Galexxy Holdings, Inc. the SHARES and Galexxy Holdings, Inc. shall deliver to RxMM the GC Shares as per the following:

A. The Shares along with the Medallion or corporate signature guarantees of the registered owners thereof.

2.4 Payment Schedule for Purchase Price for GC Shares: The total purchase price for GC Shares shall be 50,000,000 shares (“SHARES”) of Galexxy Holdings, Inc., currently held by RxMM. Prior to or upon execution of this Agreement, PURCHASERS shall deliver to the SELLERS the total amount due under this agreement. SHARES shall be delivered to the SELLERS via mail or its transfer agent or other by other means as agreed upon between the Parties.

2.5 Release of Shares: Upon the payment of the SHARES and receipt of the SHARES and the Share Documents, Galexxy Holdings, Inc., shall release all of the GC Shares to PURCHASERS.

2.6 Cooperation by GC: GC agrees to cooperate with PURCHASERS with respect to the preparation of financial statements of GC and all other regulatory and public disclosure documentation, if necessary.

2.7 No Material Change in Financial Statements: The SELLERS further represent and warrant that since June 30, 2022, for the GC Financial Statements, that there has been no material change to said Financial Statements.

III. COOPERATION, INTERPRETATION, MODIFICATION, ATTORNEY FEES AND MISCELLANEOUS PROVISIONS

3.1 Cooperation of Parties: The parties further agree that they will do all things necessary to accomplish and facilitate the purpose of this Agreement and that they will sign and execute any and all documents necessary to bring about and perfect the purposes of this Agreement.

3.2 Interpretation of Agreement: The parties agree that should any provision of this Agreement be found to be ambiguous in any way, such ambiguity shall not be resolved by construing such provisions or any part of the entire Agreement in favor of or against any party herein, but rather by construing the terms of this Agreement fairly and reasonable in accordance with their generally accepted meaning.

3.3 Modification of Agreement: This Agreement may be amended or modified in any way at any time by an instrument in writing stating the manner in which it is amended or modified and signed by each of the parties hereto. Any such writing amending or modifying this Agreement shall be attached to and kept with this Agreement.

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3.4 Governing Law: All questions with respect to the construction of this agreement, and the rights and liabilities of the parties to this Agreement, shall be governed by the laws of the State of Nevada.

3.5 Jurisdiction: The parties to this Agreement expressly and irrevocable consent and submit to the jurisdiction of the courts of the State of Nevada, County of Clark.

3.6 Attorney Fees: If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of the Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

3.7 Entire Agreement: This Agreement constitutes the entire Agreement and understanding of the parties hereto with respect to the matters set forth herein, and all prior negotiations, writings and understandings relating to the subject matter of this Agreement are merged herein and are superseded and canceled by this Agreement.

3.6 Counterparts: This Agreement may be signed in one or more counterparts.

3.7 Facsimile Transmission Signatures: A signature received pursuant to a facsimile transmission shall be sufficient to bind a party to this Agreement.

DATED: July 18, 2022
Brian Harcourt, for RxMM Health Limited, CEO

DATED: July 18, 2022
Ross Lyndon-James, for Galexxy Holdings, Inc., CEO

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